Exhibit 16.1 Letter from Timothy L. Steers, CPA, LLC, pursuant to Item 304 (a)(3) of Regulation S-B


Timothy L. Steers, CPA, LLC
4380 SW Macadam Ave. Suite 210
Portland, OR 97239

February 14, 2006

United States Securities & Exchange Commission
100 F Street, NE
Washington, D.C.20549

Ladies & Gentlemen:

We have read the disclosures on the amended Form 8K report dated February 14, 2006 and we are in agreement with the statements contained therein, as they pertain to our engagement and subsequent termination.

 Very truly yours,

/s/ Timothy L. Steers, CPA, LLC